Exhibit (a)(1)(F)

NOTICE OF WITHDRAWAL

Instructions

If you previously elected to accept the Offer to Amend Certain Outstanding Warrants dated June 29, 2009, as amended on July 28, 2009 , made by CyberDefender Corporation and would like to change your election and withdraw the tender of your Exercise Documents, you must complete and sign the Notice of Withdrawal and return it to CyberDefender Corporation before 9:00 p.m., Pacific Time, on August 17 , 2009 unless the Offer is extended.

Once the notice is signed and complete, please return it to CyberDefender Corporation by U.S. Mail or Courier at the following address:

Via Mail or Courier

CyberDefender Corporation
617 West 7th Street, Suite 401
Los Angeles, California 90017

or by email or facsimile as follows:

Via email or Facsimile

You may deliver the notice by emailing a “PDF” copy to kevin@cyberdefender.com, or by faxing them to Kevin Harris at (213) 689-8640.

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF YOUR EXERCISE DOCUMENTS.

CYBERDEFENDER CORPORATION
NOTICE OF WITHDRAWAL

To CyberDefender Corporation:

I previously received a copy of the Offer to Amend Certain Outstanding Warrants dated June 29, 2009, as amended on July 28, 2009 , the form of Election to Exercise Warrant, the applicable Amendments and the transmittal letter.  I signed and returned the transmittal letter, the Election to Exercise Warrant for each Warrant that I was planning to exercise pursuant to the Offer and the applicable Amendment(s) in which I elected to exercise my Warrant(s) for at least 30% of the shares of Common Stock covered by the Warrant(s), after giving effect to an increase of 10% to the number of shares of Common Stock covered by the Warrant(s).  I wish to change that election and withdraw from the Offer with respect to the exercise of the Warrant(s) listed below.

Name	Warrant No. (if any)	Grant Date	Outstanding Shares*

Dated:  ___________, 2009

(Signature)

(Print Name)